CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to us under “Financial Highlights” in the Prospectus dated June 1, 2010 of Invesco Value Fund and the Prospectus dated August 27, 2010, as revised October 6, 2010 of Invesco Small-Mid Special Value Fund, each of which is incorporated by reference into the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 of AIM Sector Funds (Invesco Sector Funds) (the “Registration Statement”).
We consent to the incorporation by reference in the Statement of Additional Information included in the Registration Statement of our report dated November 24, 2009, relating to the financial statements and financial highlights of the Morgan Stanley Value Fund for the year ended September 30, 2009; and our report dated May 26, 2010, relating to the financial statements and financial highlights of the Morgan Stanley Small-Mid Special Value Fund for the year ended April 30, 2010. We also consent to the incorporation by reference of such reports in the Statement of Additional Information dated November 10, 2010, which is incorporated by reference into the Statement of Additional Information included in the Registration Statement.
We also consent to the incorporation by reference of our report dated September 25, 2009, relating to the financial statements and financial highlights of the Morgan Stanley Special Value Fund for the year ended July 31, 2009 that is incorporated by reference into (i) the N-14 SAI included in the N-14 Registration Statement and (ii) the Statement of Additional Information dated November 10, 2010 of the Registrant, which in turn is incorporated by reference into the N-14 SAI included in the N-14 Registration Statement of the Registrant.
/s/ Deloitte & Touche LLP
New York, New York
November 11, 2010